Exhibit 5.2

HUNTON & WILLIAMS LLP 1900 K STREET, N.W. WASHINGTON, D.C. 20006-1109 TEL 202 • 955 • 1500 FAX 202 • 778 • 2201 FILE NO: 74604.0000012

January 7, 2011

Etablissements Delhaize Frères et

Cie “Le Lion” (Groupe Delhaize)

Square Marie Curie 40

1070 Brussels

Belgium

Re:	Registration Statement on Form F-4 Relating to
$827,163,000 5.70% Senior Notes Due 2040 and Guarantees

Ladies and Gentlemen:

We have acted as U.S. counsel to Etablissements Delhaize Frères et Cie “Le Lion” (Groupe Delhaize), a Belgian limited liability company (société anonyme) (the “Company”), and its subsidiaries listed on Schedule 1 attached hereto (the “Guarantors”) in connection with the registration pursuant to a registration statement on Form F-4 (as may be amended from time to time, the “Registration Statement”), filed with the United States Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), by the Company and the Guarantors of (i) the Company’s offer to exchange (such offer, as described in the Prospectus (defined below) the “Exchange Offer”) all the outstanding $827,163,000 aggregate principal amount of the Company’s 5.70% Senior Notes due October 1, 2040 issued on October 8, 2010 (the “Original Notes”) for $827,163,000 aggregate principal amount of the Company’s 5.70% Senior Notes due October 1, 2040 registered under the Securities Act (the “Exchange Notes” and together with the Original Notes, the “Notes”); and (ii) the Guarantees (as defined below). The Original Notes are, and the Exchange Notes will be, issued under an indenture, dated as of October 8, 2010 (the “Indenture”), between the Company and The Bank of New York Mellon, as trustee (the “Trustee”). Guarantees by the Guarantors that will cover the Exchange Notes (the “Guarantees”) are made by the Guarantors under a cross guarantee agreement, dated as of May 21, 2007 (as supplemented from time to time, the “Cross Guarantee Agreement”), by and among the Company and the Guarantors. This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the Prospectus (as defined below), other than the enforceability of the Exchange Notes and the Guarantees. Capitalized terms used herein but not otherwise defined have the meanings ascribed to them in the Indenture.

January 7, 2011

The Exchange Notes and the Guarantees will be issued in exchange for the Original Notes and the guarantees covering the Original Notes, on the terms set forth in the prospectus contained in the Registration Statement (the “Prospectus”) and the letter of transmittal filed as Exhibit 99.1 to the Registration Statement. The Indenture, the Exchange Notes and the Cross Guarantee Agreement are referred to herein collectively as the “Operative Documents.”

Delhaize US Holding, Inc., a Delaware corporation (“Delhushold”), Kash n’ Karry Food Stores, Inc., a Delaware corporation (“Kash n’ Karry”), J.H. Harvey Co., LLC, a Georgia limited liability company (“Harvey”), and FL Food Lion, Inc., a Florida corporation (“FL Food Lion”), are referred to herein as the “Covered Guarantors.”

In connection with this letter, we have examined originals or certified copies of such corporate records of each of the Company and the Covered Guarantors and other certificates and documents of officials of each of the Company and the Covered Guarantors, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that, as of the date hereof:

1.	When the Exchange Notes have been duly executed, issued, authenticated and delivered by or on behalf of the Company against the due tender and delivery of an equal principal amount of the Original Notes in the manner contemplated by the Registration Statement and in accordance with the terms of the Indenture, the Exchange Notes will be legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

2.	The Guarantees have been duly authorized by all necessary corporate action of the Covered Guarantors and, when the Exchange Notes have been duly executed, issued, authenticated and delivered by or on behalf of the Company against the due tender and delivery of an equal principal amount of the Original Notes in the manner contemplated by the Registration Statement and in accordance with the terms of the Indenture, the Guarantees will be legally valid and binding obligations of the Guarantors, enforceable against each of them in accordance with their respective terms.

The opinions and other matters in this letter are qualified in their entirety and subject to the following:

A.

We express no opinion as to the laws of any jurisdiction other than any published constitutions, treaties, laws, rules or regulations or judicial or administrative decisions (“Laws”) of the State of New York, the General Corporation Law of the State of Delaware, the Limited Liability Company Act of the State of Georgia and the Business Corporation Act

January 7, 2011

of the State of Florida. Various matters concerning the Laws of: Belgium are addressed in the opinion of Freshfields Bruckhaus Deringer, Brussels, Belgium; North Carolina are addressed in the opinion of the General Counsel of Delhaize America, LLC, Salisbury, North Carolina; Maine are addressed in the opinion of the in-house counsel of Hannaford Bros. Co., Scarborough, Maine; Massachusetts are expressed by Verrill Dana LLP, Portland, Maine; and Vermont are addressed by Pierson Wadhams Quinn Yates & Coffrin, Burlington, Vermont. We express no opinion with respect to those matters herein and, to the extent elements of those opinions are necessary to the conclusions expressed herein, we have assumed such matters.

B.	The opinions in paragraphs 1 and 2 relating to the enforceability of the Exchange Notes and the Guarantees are subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar law relating to or affecting the rights and remedies of creditors, or the judicial application of foreign Laws or governmental actions affecting creditors rights; (ii) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which any proceeding therefor may be brought; (iii) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; (iv) we express no opinion concerning the enforceability of: (a) the waiver of rights or defenses contained in Section 6.12 of the Indenture; (b) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy; (c) any provision permitting upon, acceleration of the Exchange Notes, collection of that portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon; or (d) any provision to the extent it requires any party to indemnify any other person against loss in obtaining the currency due following a court judgment rendered in another currency.

C.	With your consent, we have assumed: (i) that the Operative Documents have been duly authorized, executed and delivered, as applicable, by the Company and the Guarantors (other than the Covered Guarantors) under the Laws of their respective jurisdictions of organization; (ii) that the Indenture has been duly authorized, executed and delivered by, and constitutes a legally valid and binding obligation of, the Trustee, enforceable against it in accordance with its terms; and (iii) that the status of the Operative Documents as legally valid and binding obligations of the respective parties thereto is not affected by any: (a) breaches of, or defaults under, agreements or instruments; (b) violations of statutes, rules, regulations or court or governmental orders; or (c) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities.

January 7, 2011

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus forming a part of the Registration Statement under the caption “Legal Matters”. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Sincerely,

/s/ Hunton & Williams LLP

SCHEDULE 1

Name	Jurisdiction of Organization

Delhaize US Holding, Inc.	Delaware

Delhaize America, LLC	North Carolina

Food Lion, LLC	North Carolina

Boney Wilson & Sons, Inc.	North Carolina

Risk Management Services, Inc.	North Carolina

Hannbro Company	Maine

Hannaford Licensing Corp.	Maine

Hannaford Bros. Co.	Maine

Victory Distributors, Inc.	Massachusetts

Kash n’ Karry Food Stores, Inc.	Delaware

FL Food Lion, Inc.	Florida

Martin’s Foods of South Burlington, Inc.	Vermont

J. H. Harvey Co., LLC	Georgia